Exhibit 23

          The Board of Directors
          Management Technologies, Inc.:

          We consent to incorporation by reference in the registration statements (No. 33-25528 and No. 33-52074) on Form S-1 and Form S-3 respectively of management Technologies Inc. of our report dated August 15, 1995, relating to the consolidated balance sheet of Management Technologies, Inc. and subsidiaries as of April 30, 1995, and the related consolidated statements of operations, stockholders equity, and cashflows for the year ended April 30, 1995, which report appears in the April 30, 1995, annual report on Form 10-KSB of Management Technologies, Inc. and subsidiaries.

          Our report dated August 15, 1995, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and at April 30, 1995, has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

          New York,  New York
          August 15, 1995         /s/ KPMG Peat Marwick LLP